Pricing Supplement dated January 11, 2005 		     Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

		   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $235,000,000		   Trade Date: January 11, 2005
Issue Price: See "Plan of Distribution"	   Original Issue Date: January 14, 2005
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $234,976,500
      Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.01%
Stated Maturity Date: February 10, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note	      (Fixed Rate Commencement
              (Fixed Interest Rate):           Date):
   [ ]  Other Floating Rate Note	      (Fixed Interest Rate):
              (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [X] Prime Rate
         [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
         [ ]  LIBOR	[ ]  Treasury Rate	      [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [ ]  Telerate Page: 3750

   Initial Interest Reset Date: January 18, 2005   Spread (+/-): -2.95%
   Interest Rate Reset Period: Daily		   Spread Multiplier:  N/A
   Interest Reset Dates: Each Business Day
     (except as described below)		   Maximum Interest Rate: N/A
   Interest Payment Dates: May 10, 2005,	   Minimum Interest Rate:  N/A
     August 10, 2005, November 10, 2005 and at	   Index Maturity: Daily
     Maturity					   Index Currency:  U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from January 14, 2005 to February 10, 2006
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


			___________________________
			   Merrill Lynch & Co.

		       ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to the Prime Rate on January 14, 2005 minus 2.95%. Notwithstanding anything contained in the Prospectus Supplement to the contrary, (i) the Interest Determination Date with respect to the Notes will be the same Business Day as the related Interest Reset Date; and (ii) the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the date of Maturity) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Dates.


Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.